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           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                 ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm" in the Medallion Variable Universal Life Plus Prospectus and "Other Service Providers" in the Statement of Additional Information and to the use of our report, dated March 2, 2005 with respect to the financial statements of John Hancock Variable Life Account UV and our report, dated February 28, 2005 with respect to the consolidated financial statements of John Hancock Life Insurance Company included in this Post-Effective Amendment No. 8 to the Registration Statement (Form N-6, No. 333-70734) of John Hancock Variable Life Account UV.

                                                               ERNST & YOUNG LLP

Boston, Massachusetts
April 25, 2005